RESTATED CHARTER
                                       OF
                RELIASTAR BANKERS SECURITY LIFE INSURANCE COMPANY
                   UNDER SECTION 807 OF THE NEW YORK BUSINESS
                                 CORPORATION LAW
                 AND SECTION 1206 OF THE NEW YORK INSURANCE LAW


         1. The name of the corporation is ReliaStar Bankers Security Life Insurance Company. The name under which the corporation was originally incorporated was the Morris Plan Insurance Society. The name was changed to ReliaStar Bankers Security Life Insurance Company by Charter Amendment of August 19, 1996.

         2. The Charter was filed in the office of the Superintendent of Insurance of the State of New York on June 11, 1917.

         3. The Charter is amended at Article I by changing the name of the corporation to "ReliaStar Life Insurance Company of New York." The text of the Charter is hereby restated as amended to read as set forth below in full, and such Restated Charter shall be effective January 1, 1998:


                                    ARTICLE I

                  The name of the Corporation shall be "ReliaStar Life Insurance Company of New York ".

                                   ARTICLE II


                  The principal office of the Corporation shall be located in the County of Nassau, State of New York. The Corporation may establish and maintain other offices, agencies or branches within or without the State of New York and in any part of the world.

                                   ARTICLE III

                  The Corporation is formed for the following purposes:

                  To transact the following kinds of insurance business as defined in Section 1113(a)(1), (2) and (3) of the New York Insurance
         Law:
                  "1. `Life insurance,' means every insurance upon the lives of human beings, and every insurance appertaining thereto, including the granting of endowment benefits, additional benefits in the event of death by accident, additional benefits to safeguard the contract from lapse, accelerated payments of part or all of the death benefit or a special surrender value upon diagnosis (A) of terminal illness defined as a life expectancy of twelve months or less, or (B) of a medical condition requiring extraordinary medical care or treatment regardless of life expectancy, or provide a special surrender value, upon total and permanent disability of the insured, and optional modes of settlement of proceeds. "Life insurance" also includes additional benefits to safeguard the contract against lapse in the event of unemployment of the insured. Amounts paid the insurer for life insurance and proceeds applied under optional modes of settlement or under dividend options may be allocated by the insurer to one or more separate accounts pursuant to section four thousand two hundred forty of this chapter.
                  2. `Annuities,' means all agreements to make periodical payments for a period certain or where the making or continuance of all or some of a series of such payments, or the amount of any such payment, depends upon the continuance of human life, except payments made under the authority of paragraph one hereof. Amounts paid the insurer to provide annuities and proceeds applied under optional modes of settlement or under dividend options may be allocated by the insurer to one or more separate accounts pursuant to section four thousand two hundred forty of this chapter.
                  3. `Accident and health insurance,' means (i) insurance against death or personal injury by accident or by any specified kind or kinds of accident and insurance against sickness, ailment or bodily injury, including insurance providing disability benefits pursuant to article nine of the workers' compensation law, except as specified in item (ii) hereof; and (ii) non-cancelable disability insurance, meaning insurance against disability resulting from sickness, ailment or bodily injury (but excluding insurance solely against accidental injury) under any contract which does not give the insurer the option to cancel or otherwise terminate the contract at or after one year from its effective date or renewal date."
                  To do such other business as a stock life insurance company now is or hereafter may be permitted to do under the Insurance Law of the State of New York and for which the Corporation shall have the required capital and surplus.

                                   ARTICLE IV

                  The amount of the capital of the Corporation shall be Two Million Seven Hundred Fifty Five Thousand Seven Hundred Twenty Six Dollars ($2,755,726) to consist of One Million Three Hundred Seventy Seven Thousand Eight Hundred Sixty Three (1,377,863) shares of Capital Stock of the par value of Two Dollars ($2.00) each.

                  No holder of stock of the Corporation shall be entitled, as such, to any pre-emptive rights to subscribe for the purchase of or to receive any part of any issue of shares, or of bonds, notes, debentures, preferred stock, or other securities convertible into shares, of the Corporation whether now or hereafter authorized or issued; and the Corporation shall have the right from time to time, without offering the same to the holders of shares of any class then outstanding, to issue and sell shares of its stock of any class, or any such bonds, notes, debentures, or other securities convertible into stock, to such person or persons as the Board of Directors from time to time shall determine. As used in this paragraph the expression "securities convertible into stock" shall be deemed to include securities to which are attached or with which are issued warrants or other instruments evidencing the right to purchase or otherwise acquire shares to any class of stock of the Corporation.

                                    ARTICLE V

                  Section 1. The corporate powers shall be exercised by a Board of Directors and by a president and by one or more vice presidents, a secretary and a treasurer and by such other officers and such committees as the Board of Directors may elect or appoint and empower. The number of Directors shall be not less than thirteen nor more than twenty-two. The actual number of Directors of the Corporation shall be such as from time to time shall be fixed by or in the manner provided in the By-laws.

                  Section 2. The Board of Directors or the Stockholder(s) shall have the powers to make, prescribe amend or repeal the By-Laws. The Board of Directors shall also have the powers to make and prescribe rules and regulations for the transaction of business of the Corporation and the conduct of its affairs, not inconsistent with this Charter or the laws of the State, and to amend or repeal the same.

                                   ARTICLE VI

                  Section 1. The directors shall be elected by the stockholders, as prescribed by the laws of the State of New York or by By-laws not inconsistent with this charter or the laws of the State of New York. An election of directors shall be held each year on the second Thursday of April, if not a legal holiday, and if a legal holiday, then on the next succeeding business day not a legal holiday at such time and place as specified by the Board of Directors, or, in the event the Board of Directors shall fail to specify such a time and place, at the Corporation's Executive Office at 9:00 a.m. The stockholders by a majority vote at a meeting may remove any directors with or without cause. Any director may be removed by the Board of Directors for cause, at any time, or whenever such action is requested by the Superintendent of Insurance of the State of New York.

                  Section 2. The president, one or more vice presidents, a secretary and a treasurer shall be elected annually by the Directors at the first meeting of the Board of Directors held after the election of the Directors as provided in Section 1 of this Article; and each of them shall hold office until the election of his successor. All other officers shall be elected or appointed by the Board of Directors, or in such manner as the By-laws may prescribe. Any officers may be removed at any time by the Board of Directors.

                  Section 3. Whenever any vacancy or vacancies shall occur in the Board of Directors by death, resignation, removal or otherwise, a majority of the remaining members of the Board, at a meeting called for that purpose, or at any regular meeting, shall elect a Director or Directors to fill the vacancy or vacancies thus occasioned and each Director so elected shall serve until his successor is elected and is qualified. If, because of any vacancy or vacancies in the Board of Directors, the number of Directors shall be less than thirteen, the Corporation shall not for that reason be dissolved, but every Director shall continue to hold office and discharge his duties until his successor shall have been elected and qualified.

                  Section 4. Vacancies in any office may be filled for the remainder of the term of the term in which the same shall occur by a majority vote of the Board of Directors.

                  Section 5. At all times, not less than three directors shall be residents of New York, at least a majority shall be citizens and residents of the United States, and no director shall be less than eighteen years of age. Not less than one-third of the Board of Directors shall be persons who are not officers or employees of the Corporation or any entity controlling, controlled by, or under common control with the Corporation and who are not beneficial owners of a controlling interest in the voting stock of the Corporation or any such entity. Directors need not be stockholders.

                                   ARTICLE VII


                  The names and post office residence addresses of the Directors who shall serve until the next annual meeting of stockholders and until their successors are duly elected are:


                                     Name                    Residence
                     Stephen A. Carb                        254 East 68th Street
                                                            New York, NY  10021

                     R. Michael Conley                      2910 Holly Lane
                                                            Plymouth, MN  55447

                     Richard R. Crowl                       1439 Tyrol Trail
                                                            Golden Valley, MN  55416

                     John H. Flittie                        13970 Oakland Place
                                                            Minnetonka, MN  55343

                     James T. Hale                          6420 Pioneer Trail
                                                            Corcoran, MN  55357

                     Wayne R. Huneke                        6100 Sherman Circle
                                                            Edina, MN  55436

                     Kenneth U. Kuk                         6306 Maple Ridge
                                                            Excelisor, MN  55331

                     Richard E. Nolan                       271 Central Park West
                                                            New York, NY  10024

                     Fioravante G. Perrotta                 13 Clark Lane
                                                            Essex, CT  06426

                     Robert C. Salipante                    14555 Durham Road
                                                            Minnetonka, MN  55345

                     John G. Turner                         3424 West Calhoun Parkway
                                                            St. Louis Park, MN  55416

                     Charles B. Updike                      P.O. Box 263, S. Main Street
                                                            Westport, NY  12993

                     Ross M. Weale                          56 Cove Road
                                                            S. Salem, NY  10590

                     Steven W. Wishart                      1957 Sheridan South
                                                            Minneapolis, MN  55405

                                  ARTICLE VIII

                  Any person made a party to any action, suit or proceeding, civil or criminal, by reason of the fact that he or she is or was an officer or employee of the Corporation, or of any corporation which he or she served as such at the request of the Corporation, shall be indemnified by the Corporation against the reasonable expenses, including attorney's fees, actually and necessarily incurred by him or her in connection with the defense of such action, suit or proceeding, civil or criminal, or in connection with any appeal therein, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that he or she is liable for negligence or misconduct in the performance of his or her duties. No director shall be personally liable to the Corporation or any of its stockholders for damages for any breach of duty as a director; provided, however, that the foregoing provision shall not eliminate or limit (i) the liability of a director if a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or any violation of the Insurance Law or a knowing violation of any other law or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled; or (ii) the liability of a director for any act or omission prior to the adoption of this amendment by the stockholders of the Corporation. Any amount payable by way of indemnity shall be determined and paid in such manner as the Board of Directors may determine or the stockholders by appropriate resolution may specify: provided, however, that if such amount is paid otherwise than pursuant to a court order or by resolution of the stockholders, the Corporation shall, not later than the next annual meeting of stockholders unless such meeting is held within three months of the date of payment and, in any event, within fifteen months of the date of such payment, mail to its stockholders of record at the time entitled to vote for the election of directors a statement specifying the persons paid, the amounts paid and the nature and status at the time of such payment of the litigation or threatened litigation.

                                   ARTICLE IX

                  The duration of the corporate existence of the Corporation shall be perpetual.

         4. The said amendment to the charter was authorized by the Board of Directors at a meeting held on July 23, 1997 and this Restated Charter was authorized by the sole shareholder of the corporation at a meeting held on October 28, 1997.

         IN WITNESS WHEREOF This Restated Charter has been signed this 11th day of December, 1997.

                                    RELIASTAR BANKERS SECURITY
                                    LIFE INSURANCE COMPANY


                                    By /s/ Richard R. Crowl
                                    ----------------------------------
                                         Richard R. Crowl, Senior Vice President
                                            and General Counsel

STATE OF MINNESOTA         )
                                    ) ss:
COUNTY OF HENNEPIN         )

         On _______, 1997, before me personally came Richard R. Crowl, to me personally known and known to me to be the person who executed the foregoing instrument, and he duly acknowledged before me that he executed the same.

                                          /s/ Patricia A. Thompson
                                          --------------------------------
                                          Notary Public


                                          By /s/ Susan M. Bergan
                                          --------------------------------
                                          Susan M. Bergen, Secretary

STATE OF MINNESOTA         )
                                    ) ss:
COUNTY OF HENNEPIN         )

         On December 11, 1997, before me personally came Susan M. Bergen, to me personally known and known to me to be the person who executed the foregoing instrument, and she duly acknowledged before me that she executed the same.

                                          /s/ Patricia A. Thompson
                                          -----------------------------------
                                          Notary Public

                        RELIASTAR LIFE INSURANCE COMPANY
                                   OF NEW YORK




                                     Bylaws

                             as amended and restated


                            Effective January 1, 1998

    Home Office: 1000 Woodbury Road, Suite 102, P.O. Box 9004, Woodbury, NY
                                     11797



              Incorporated Under the Laws of the State of New York